Exhibit 10.9

CLINICAL RESEARCH ORGANIZATION

MASTER SERVICES AGREEMENT

This Clinical Research Organization Master Services Agreement (“Agreement”), is effective June 12, 2018 (the “Effective Date”), by and between AROG PHARMACEUTICALS, INC., a Delaware corporation, having a principal place of business at 5420 LBJ Freeway, Suite 410, Dallas TX 75240 (“Sponsor”), and DAVA ONCOLOGY, LP D/B/A DAVA CRO SERVICES, having a principal place of business at or address at 5420 LBJ Freeway, Suite 410, Dallas, TX 75240 (“CRO”). Sponsor and CRO may be referred to herein individually as a “Party” or, collectively, as the “Parties”.

Whereas, CRO was founded in 2007 and has assisted pharmaceutical and biotechnology companies develop novel agents for the treatment of cancer since its inception;

Whereas, CRO’s service offerings have included, but are not necessarily limited to, clinical trials management, regulatory affairs consulting, database management, and statistical analysis of clinical research and product development for pharmaceutical and diagnostic products;

Whereas, CRO assisted in the formation of Sponsor in 2010;

Whereas, CRO assisted in the identification of crenolanib and its associated benzimidazole backbone library as in-licensing candidates for Sponsor from Pfizer, Inc. (“Pfizer”);

Whereas, CRO assisted Sponsor in negotiating its April 28, 2010 License Agreement with Pfizer;

WHEREAS, CRO has continued to assist Sponsor as its preferred contract research organization for the development and manufacturing of crenolanib since 2010;

Whereas, Sponsor acknowledges the necessity continued services from CRO to fulfill its corporate objectives, as it will likely not find a similar qualified company possessing the expert knowledge and know-how that CRO has developed over the past eight years;

Whereas, Sponsor desires to continue conducting clinical trials with crenolanib (“Study” or “Studies”) each governed by an applicable protocol (“Protocol”);

Whereas, CRO acknowledges the continued desire to provide services to Sponsor; and

Whereas, Sponsor and CRO desire to enter into this Agreement to formalize the terms and conditions upon which CRO has and will continue to provide services to Sponsor.

Now THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereto agree as follows:

1.	Scope Of Agreement.

1.1          Scope of Agreement. As a “master” form of contract, this Agreement allows the Parties to contract for services in connection with Studies, on a project-by-project basis through the execution and delivery of agreements in form substantially similar to the Individual Project Agreement (as discussed in Section 1.2 below and attached hereto), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by CRO and CRO’s corporate affiliates for Sponsor and Sponsor’s affiliates (see Section 1.4) and accordingly, this Agreement enables Sponsor and its affiliates to contract efficiently with CRO and its affiliates on a global basis covering a broad range of services.

1.2          Individual Project Agreements. The specific details of each services project under this Agreement (each ‘‘Project”) shall be specified in writing in an Individual Project Agreement (“IPA”) in a form substantially similar to Exhibit A, attached hereto and incorporated by reference. Each IPA shall detail the services to be performed thereunder (the “Services”) and shall be subject to all of the terms and conditions of this Agreement. The Parties shall attach a copy of each IPA as an exhibit to this Agreement.

1.3          Amendments and Conflicts. Any change to an IPA shall be documented in a written amendment mutually agreed upon and executed by the Parties (an “Amendment”). Each Party acknowledges that an Amendment may necessitate a change in the delivery schedule and/or fees due under the applicable IPA. Each Amendment shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. No Amendment will be binding upon either Party until it is signed by the authorized representatives of both Parties, and CRO shall be given a reasonable time to implement any such Amendment. Both Parties agree to act in good faith and to do so promptly when considering a proposed Amendment. For any Amendment that affects the scope of the regulatory obligations that have been transferred to CRO, CRO and Sponsor shall execute a corresponding amendment to Attachment C to the pertinent IPA. Sponsor shall file such amended Attachment C where appropriate or as is otherwise required by law. Each IPA and Amendment will be governed by the terms of this Agreement. In the event of a conflict between the terms and conditions of this Agreement and those of an IPA or Amendment, this Agreement will control unless the IPA or Amendment (as the case may be) expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to that IPA or Amendment (as the case may be).

1.4          Disclosure of Hazards. Sponsor shall provide CRO with all information available to it regarding known or potential hazards associated with the use of any substances supplied to CRO by Sponsor, and Sponsor shall comply with all applicable laws and regulations, including without limitation those concerning the shipment of substances by the land, sea or air.

2.	Compensation And Expenses.

2.1          Fees, Expenses and Payment Terms. Sponsor will pay CRO fees, pass-through costs and expenses in accordance with the applicable IPA(s). Unless otherwise agreed to in a particular IPA, the following shall apply: (a) Sponsor shall reimburse CRO for those reasonable and necessary expenses and pass-through costs incurred in the performance of the Services which are approved by Sponsor in advance and in writing; (b) travel time is not compensable; (c) CRO will invoice Sponsor monthly within thirty (30) days of the month during which the Services were performed; and (d) Sponsor shall pay each undisputed invoice within thirty (30) days of receipt. If Sponsor disputes any portion of an invoice received from CRO, then Sponsor shall so notify CRO in writing of the disputed amounts and shall pay the undisputed amounts as set forth in the preceding sentence and the Parties shall use good faith efforts to reconcile the disputed amounts as soon as practicable. Except as otherwise agreed upon by Sponsor in an Amendment, CRO agrees to accept the foregoing amounts as payment in full for performance of the Services specified in the applicable IPA(s) and further agrees that the amounts specified in an IPA are the maximum amounts due for the Services performed thereunder unless otherwise agreed upon by Sponsor in an Amendment.

2.2          Taxes. CRO is an independent contractor, and shall not be considered an employee or agent of Sponsor. CRO has no authority to obligate Sponsor by contract or otherwise. CRO is not entitled to receive any employee welfare, pension or fringe benefits of any type from Sponsor including, but not limited to, medical and dental coverage, disability, life insurance, severance, stock or deferred compensation programs, vacation or other paid time off. CRO shall be responsible for all applicable taxes, tariffs and duties, including withholding, value added, stamp, income, (e.g. payroll and employment taxes) and any other similar charges assessed by any government authority with respect to the Services rendered by CRO under this Agreement or any IPA. When Sponsor pays any such taxes on behalf of CRO, Sponsor shall be entitled to deduct such amount from amounts due to Sponsor. The Parties shall cooperate in seeking refunds of taxes where the opportunity to do so exists.

2.3          Currency. Sponsor shall pay all invoices in US dollars unless otherwise set forth in the applicable IPA.

2.4          Transparency Reporting. Any payment or benefit provided to a healthcare professional or a teaching institution directly or indirectly on behalf of Sponsor must comply with (a) the policy and law for the country, region or state in which the healthcare professional/teaching institution resides and/or practices medicine, and (b) the specific requirements of any governmental agency which requires Sponsor to publicly report certain payments and benefits.

2.5          Subcontracting. Except as permitted by Section 1.4, CRO will not subcontract or otherwise delegate any of its obligations under this Agreement without Sponsor’s express prior written consent, which shall not be unreasonably withheld. Provided that Sponsor grants such consent, CRO shall enter into a binding written agreement with such subcontractor that protects Sponsor’s rights and interests to at least the same degree as this Agreement. CRO will be responsible for the direction and coordination of the services of each approved subcontractor. Sponsor will have no obligation or liability to any subcontractor. For the avoidance of doubt, use of vendors by CRO or its affiliates for such services as testing and consulting shall not be construed as impermissible subcontracting absent consent of Sponsor.

2.6          Key Personnel. Sponsor will review and approve all key personnel assigned to each Study, including the investigator. In the event there are changes to any key personnel during the conduct of the Study, CRO will notify Sponsor immediately and Sponsor shall have the right to approve such changes. CRO will not bill Sponsor for any training of replacement staff assigned to the Study.

3.	Representations and Warranties.

3.1          By Sponsor. Sponsor represents and warrants that the following statements are true and correct as of the Effective Date and will continue to be true and correct for the duration of the term of this Agreement:

(a)                Sponsor has full right, power and authority to enter into and perform this Agreement without the consent of any third party; and

(b)               Sponsor will comply with all laws, regulations and ordinances applicable to its performance under this Agreement.

3.2          By CRO. CRO represents and warrants that the following statements are true and correct as of the Effective Date and will continue to be true and correct for the duration of the term of this Agreement:

(a)                CRO has full right, power and authority to enter into this Agreement, and perform its obligations hereunder, without the consent, approval or authorization of any third party;

(b)               CRO will render the Services in accordance with recognized standards in the clinical research industry and in compliance with the terms of this Agreement, the terms of the applicable IPA(s) (including use of commercially reasonable efforts to comply with each Project schedule and Project budget contained therein) and upon any standard operating procedures agreed to by the Parties in writing;

(c)                CRO will comply with all laws, regulations and ordinances applicable to its performance under this Agreement, and has obtained (or before performing the Services will obtain) all governmental permits and licenses required for it to perform the Services and its other obligations under this Agreement;

(d)               CRO will be responsible for the supervision of the Study(ies) and oversight of the Study Sites in accordance with its standard operating policies. CRO represents and warrants that such policies are not inconsistent with the terms of this Agreement, the Protocol, generally acceptable standards of good clinical practice and all applicable local, state and federal laws and regulations governing the performance of clinical investigations;

(e)                CRO shall have sufficient staff to perform the Services and the personnel assigned to perform such Services shall have the requisite qualifications, expertise and experience, and CRO shall verify the identity of all such personnel;

(f)                 CRO will not knowingly, in the course of performing the Services, infringe or misappropriate, and neither the work product resulting from such Services nor any element thereof will knowingly infringe or misappropriate, any intellectual property right of any other person;

(g)                CRO will make available to Sponsor, or to the responsible regulatory authority, relevant records, programs and data as may be reasonably requested by Sponsor for purposes related to the filing and/or prosecution of any regulatory applications, including new drug and/or patent applications;

(h)               CRO is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement or impose conflicting obligations on CRO, and CRO agrees that during the term of this Agreement it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement or impose conflicting obligations on CRO;

(i)                 CRO will not disclose to Sponsor any confidential or proprietary information of any third party; and

(j)                 If CRO is an entity, it is duly organized, validly existing and in good standing under the laws of its jurisdiction and all jurisdictions in which its conduct of business requires.

3.3          Remedy. In the event any portion of the Services materially fails to conform to the warranties set forth in Section 3.2(b) and such failure renders the results of such Services useless for their intended purpose, CRO will, within thirty (30) days of receipt of notice from Sponsor detailing the applicable nonconformance, correct or re-perform such nonconforming Services without additional cost to Sponsor.

3.4          Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.	CONFIDENTIALITY.

4.1          Information Defined. “Information” means any information, whether or not designated as confidential, disclosed to one Party (“Recipient”) by the other Party (“Discloser”), either directly or indirectly in writing, orally, electronically or by delivery of tangible objects, including, but not limited to confidential or proprietary information, including without limitation, (a) concepts, ideas, inventions, models, diagrams, designs, data, documents, research, studies, analyses, forecasts, processes, procedures, systems, technology, intellectual property, trade secrets, business plans or opportunities, business strategies, marketing plans or opportunities, marketing strategies, product development plans or opportunities, future projects or products, projects or products under consideration, and information relating to finances, costs, prices, suppliers, vendors, customers and employees, and (b) any information that contains, reflects, or is based upon, in whole or in part, any Information furnished to Recipient by Discloser, including without limitation any notes, analyses, compilations, studies, interpretations, memoranda or other documents or tangible objects. Information may also include information previously disclosed to Discloser by third parties.

4.2          Nondisclosure and Confidentiality Obligations. Recipient agrees that it will and will require its directors, officers, employees, agents and advisors to: (a) hold Discloser’s Information in strict confidence using the same standard of care as it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care; (b) not disclose the Information of Discloser to any third party without Discloser’s prior written consent, except as expressly permitted under this Agreement; and (c) limit access to Discloser’s Information to those of its employees or agents having a need to know for purposes of performance hereunder who are bound by confidentiality obligations at least as restrictive as those set forth herein. Any trade secrets of a Party will also be entitled to all of the protections and benefits under the Defend Trade Secrets Act (18 U.S.C 90), and any other like state laws or regulations, as applicable. Notwithstanding the foregoing, Recipient may make disclosures as required by a court of law or any governmental entity or agency, provided that Recipient provides Discloser with reasonable prior notice to allow Discloser to seek confidential treatment of such Information through a protective order or otherwise. Recipient shall, at the expense of Discloser, provide Discloser with any reasonable assistance requested, and shall not oppose actions by Discloser to assure confidential treatment. If Discloser is unable to obtain such protective order or other appropriate remedy, Recipient will furnish only that portion of the Information which it is legally required to furnish. Any disclosure of Confidential Information pursuant to this Section 4.2 shall not affect or lessen Recipient’s obligations hereunder.

4.3          Use of Information. Recipient agrees that it will not use Information other than as necessary for the provision of Services. Information disclosed by Discloser under this Agreement shall, in all respects, remain the sole property of Discloser and nothing contained herein shall be construed as granting or conferring to Recipient any license, interest, ownership rights or intellectual property rights in such Information.

4.4          Exclusions. The restrictions on the use and disclosure of Information shall not apply to any of Discloser’s Information (or portion thereof) which (a) is or becomes publicly known through no act or omission of Recipient; (b) is lawfully received from a third party without restriction on disclosure; (c) is already known by Recipient at the time it is disclosed by Discloser, as shown by Recipient’s records; or (d) is independently developed by Recipient without reference to or reliance upon Discloser’s Information, as shown by Recipient’s records. Pursuant to the ‘whistle blower’ protection in the Defend Trade Secrets Act (18 U.S.C. § 1833(b), the Parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. See 18 U.S.C. § 1833(b).

4.5          Nondisclosure and Confidentiality Period. Recipient’s confidentiality obligations as set forth above shall continue in full force and effect for the term of this Agreement and for five (5) years from the expiration or termination of this Agreement, except for any trade secret recognized as such under the Uniform Trade Secret Act for which Recipient’s obligations with respect to use and disclosure shall continue unless and until the applicable Information of Discloser falls within an exception set forth in Section 4.3.

4.6          Injunctive Relief. Recipient acknowledges that a breach or threatened breach of this Section 4 could cause irreparable harm to Discloser, the extent of which would be difficult to ascertain. Accordingly, Recipient agrees that, in addition to any other remedies to which Discloser may be legally entitled, Discloser shall have the right to seek immediate injunctive or other equitable relief in the event of a breach or threatened breach of this Section 4 by Recipient or any of its representatives.

4.7          Personal Information Security and Privacy Compliance. Notwithstanding anything contained herein to the contrary, in the event CRO receives any information in connection with this Agreement that relates to an identifiable individual, including first and last name, social security number, other government-issued identifiers, date of birth, e-mail address, IP address, credit card number and/or financial account number, then CRO shall comply with, and be subject to, the Personal Information Security and Privacy Compliance Addendum, attached hereto as Exhibit B and incorporated by reference.

4.8          Publicity. In addition to its other confidentiality obligations under this Agreement, CRO shall not make any announcement, or publicly release any photographs (except for its internal operation purposes for performance under this Agreement) or publicly release any information concerning this Agreement or any part thereof or with respect to its business relationship with Sponsor, to any member of the public, press, business entity or any official body, except as required by applicable law, rule, injunction or administrative order or as otherwise contemplated by this Agreement, unless prior written consent is obtained from Sponsor. If CRO determines it is obligated by law or a governmental authority to make any such announcement or release, CRO shall promptly notify Sponsor and cooperate with Sponsor to ensure that suitable confidentiality obligations are afforded such information. Project results may not be published or referred to, in whole or in part, by CRO or its affiliates without the prior written consent of Sponsor. CRO shall not use any of Sponsor’s trademarks or tradenames without the prior written consent of Sponsor.

4.9          Return of Materials. Upon Discloser’s request or upon termination or expiration of this Agreement, Recipient will promptly (a) return to Discloser or, if so directed by Discloser, destroy all tangible embodiments of Discloser’s Information (in every form and medium); (b) permanently erase all electronic files containing or summarizing any of Discloser’s Information (except for any computer records or files that have been created pursuant to Recipient’s automatic archiving and back-up procedures and the removal of which is not technically reasonable); and (c) if so directed by Discloser, confirm to Discloser in writing that Recipient has fully complied with the foregoing obligations. Notwithstanding the foregoing, Recipient shall be permitted to retain one (1) copy of Discloser’s Information for its legal archives (subject to a continuing obligation of confidentiality) or as otherwise required by applicable laws, regulations and ordinances solely for the purpose of assuring compliance with the Recipient’s continuing obligations of confidentiality and non-use under this Agreement..

5.            Sponsor Materials. From time to time, Sponsor may provide to CRO certain products, samples and other materials (collectively “Sponsor Materials”) to be used by CRO in connection with the Services. Sponsor Materials will at all times remain the sole and exclusive property of Sponsor, and CRO neither has nor acquires any right or property interest in such Sponsor Materials. CRO agrees to hold all Sponsor Materials for the sole benefit of Sponsor and will only use such Sponsor Materials for the purpose of providing Services hereunder. CRO will handle and store Sponsor Materials in accordance with procedures, and under conditions agreed to by the Parties in writing.

6.	Term And Termination.

6.1          Term. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years from the Effective Date, unless terminated early by either Party in accordance with this Agreement. Moreover, this Agreement will automatically renew for periods of three (3) years unless either party provides ninety (90) days prior written notice to expiration of the current term.

6.2          Termination.

(a)                Either Party may terminate this Agreement or any IPA by written notice: (i) if the authorization and approval to perform the Study in the United States is withdrawn by the U.S. Food and Drug Administration; (ii) in the event the other Party shall formally declare bankruptcy, insolvency, reorganization, liquidation, or receivership; or shall have instigated against it bankruptcy, insolvency, reorganization, liquidation, or receivership proceedings, and shall fail to remove itself from such proceedings within ten (10) days from the date of institution of such proceedings; or (iii) upon mutual consent.

(b)               Any notice of termination shall specify the applicable IPA(s) that are being terminated or that this Agreement is being terminated in its entirety. The termination or expiration of a single IPA shall not cause the automatic termination of any other IPA. This Agreement may not be terminated by Sponsor at any time an IPA remains in place.

(c)                In the event this Agreement or any IPA is terminated, Sponsor shall pay CRO, pursuant to Section 2, for all Services successfully performed pursuant to any unfinished IPA prior to such termination, and any non-cancelable expenses incurred in connection with CRO’s performance hereunder; provided, however, if payments under a terminated IPA are milestone-based, and the IPA is terminated after costs have been incurred by CRO toward achieving a milestone, but that milestone has not yet been completed, Sponsor will pay CRO’s standard fees/rates (unless fees/rates are set forth in the IPA) for actual work performed toward that milestone prior to termination instead of any amounts due upon achievement of such milestone up to a maximum amount not to exceed the milestone achievement payment amount. In the event Sponsor terminates this Agreement or individual IPA early, Sponsor shall pay CRO eighty percent (80%) of the remaining project budget that is not paid, according to the applicable IPA. Upon receipt of a termination notice, CRO shall promptly cease performing any work not necessary for the orderly close out of the affected Project(s) or for the fulfillment of regulatory requirements, and will use commercially reasonable efforts to minimize any non-cancelable expenses. Notwithstanding anything contained herein to the contrary, upon termination of this Agreement for any reason, any amounts prepaid by Sponsor for Services not yet performed shall be immediately refunded to Sponsor.

(d)               Upon the expiration or termination of this Agreement or any IPA, or upon Sponsor’s earlier request, CRO shall immediately deliver to Sponsor or Sponsor’s designee (or dispose of as instructed by Sponsor) all Sponsor Materials under the impacted Project(s) and all Work Product (as defined below), including any tangible items of work in process, notes, plans and other materials related in any way to CRO’s performance under the impacted Project(s).

(e)                Expiration or termination of this Agreement for any reason shall not release either Party :from liability which, at said time, has already incurred to the other Party and nothing herein shall affect or be construed or operate as a waiver of the right of the Party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred before or after such expiration or termination.

(f)                 In the event an IPA is still in effect upon the expiration of this Agreement, such IPA shall remain in effect and shall continue to be governed by the terms and conditions of this Agreement unless and until such IPA is completed or otherwise terminated in accordance with this Agreement.

(g)                Except as otherwise expressly set forth herein, the following provisions will survive expiration or termination of this Agreement pursuant to their terms, together with any other provisions necessary for their construction and enforcement: Sections 2.3 (Transparency Reporting), 3 (Representations and Warranties), 4 (Confidentiality}, 6.2 (Termination), 7 (Ownership and Inventions}, 8 (Compliance}, 9 (Indemnification}, 10 (Limitation of Liability}, 11 (Audits) and 13 (Miscellaneous}, and any other provision of this Agreement that by its terms would survive expiration or termination.

7.	Ownership and Inventions.

7.1          Work Product. Subject to Sections 7.2 and 7.3, Sponsor owns all rights, including all intellectual property rights in and to all deliverables and any other work product prepared by or created by CRO under this Agreement (collectively “Work Product”). CRO will and hereby does assign to Sponsor all of CRO’s (and will cause its subcontractors and personnel to assign the entirety of their) right, title and interest in and to the Work Product, including any intellectual property rights in the Work Product throughout the world. CRO understands and agrees that CRO has no right to use the Work Product except as necessary to perform Services for Sponsor.

7.2          Assignment and Waiver of Other Rights. If any intellectual property rights, in the Work Product cannot (as a matter of law) be assigned by CRO to Sponsor as provided in Section 7.1, then (a) CRO unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Sponsor with respect to such rights; and (b) to the extent CRO cannot (as a matter of law) make such waiver, CRO unconditionally grants to Sponsor an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit and otherwise use the Work Product in any medium or format, whether now known or hereafter discovered; (ii) to use, make, have made, sell, offer to sell, import and otherwise exploit any product or service based on, embodying, incorporating or derived :from the Work Product; and (iii) to exercise any and all other present or future rights in the Work Product.

7.3          CRO Property and Third-Party Property. Sponsor acknowledges that certain intellectual property developed, acquired or otherwise obtained by CRO prior to, or independently of, this Agreement (collectively “CRO Property”) and certain intellectual property licensed or obtained by CRO from third parties (collectively “Third-Party Property”) may be used by CRO in the performance of Services under this Agreement. CRO and/or its licensors shall retain ownership in all CRO Property and/or Third-Party Property (as the case may be); provided, however, CRO unconditionally grants to Sponsor a non-exclusive, perpetual, irrevocable, worldwide, fully-paid right and license, with the right to sublicense through multiple levels of sublicensees, under all of CRO’s intellectual property rights in any CRO Property incorporated into or necessary for Sponsor to fully utilize and capitalize the Work Product, (a) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit and otherwise use the Work Product in any medium or format, whether now known or hereafter discovered; (b) to use, make, have made, sell, offer to sell, import and otherwise exploit any product or service based on, embodying, incorporating or derived from the Work Product; and (c) to exercise any and all other present or future rights in the Work Product. Unless the applicable IPA expressly provides otherwise, CRO hereby assigns to Sponsor all of CRO’s licenses and other rights to all Third-Party Property incorporated into the Work Product. If such rights cannot be validly assigned to Sponsor without the consent of a third party, CRO will use its best efforts to obtain such consent (at CRO’s expense) and will indemnify and hold harmless Sponsor, its affiliates and each of their respective officers, directors, employees, contractors and agents from and against all liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising from CRO’s failure to obtain such consent.

7.4          Cooperation and Assistance; Power of Attorney. CRO will, at Sponsor’s request, (a) cooperate with and assist Sponsor, both during and after the term of this Agreement, in perfecting, maintaining, protecting and enforcing Sponsor’s rights in the Work Product; and (b) execute and deliver to Sponsor any documents deemed necessary or appropriate by Sponsor in its discretion to perfect, maintain, protect or enforce Sponsor’s rights in the Work Product or otherwise carry out the purpose of this Agreement. Sponsor will reimburse CRO for any reasonable out-of-pocket expenses actually incurred by CRO in fulfilling its obligations under this Section 7.4. If

8.	Compliance.

8.1          Study Conduct. CRO shall conduct the Services of each IPA in accordance with the applicable provisions each Study protocol, agreed SOPs, the current Guidelines for Good Clinical Practices for Trials (“GCP Guidelines”), and all applicable local, state, and federal laws and regulations governing the performance of clinical investigations including, but not limited to, the Federal Food, Drug and Cosmetic Act and regulations of the Food and Drug Administration (“FDA”) and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and regulations of the Department of Health and Human Services (“HHS”).

8.2          Regulatory Compliance. CRO agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations and with the accepted standard of care in the pharmaceutical industry. CRO’s standard operating procedures will be used in performance of each IPA, unless otherwise specifically stated in the pertinent IPA. CRO certifies that it has not been debarred or subject to debarment under the United States Generic Drug Enforcement Act or any applicable law in any other country and that it will not employ any person or entity that has been so debarred or who is subject to debarment to perform any Services under this Agreement. Sponsor represents and certifies that it will not require CRO to perform any assignments or tasks in a manner that would violate any applicable law or regulation. Sponsor further represents that it will cooperate with CRO in taking any actions that CRO reasonably believes are necessary to comply with the regulatory obligations that have been transferred to CRO. CRO further represents and warrants that (i) it is licensed, registered or otherwise qualified under all applicable laws in all material respects to do business in each jurisdiction where such licenses, registrations or other qualifications are required for its entry into this Agreement and performance of its obligations thereunder and under each IPA, (ii) it will have obtained or, as applicable, it will have required the sites where any Protocol under an IPA will be performed to have obtained prior to commencement of the Protocol any licenses, consents, registrations, accreditations, certifications, permits or authorizations required to conduct the Protocol and otherwise perform under this Agreement, and (iii) its performance under this Agreement is not inconsistent with any other of its obligations.

8.3          Inspections and Audits. Each Party acknowledges that the other Party may respond independently to any regulatory correspondence or inquiry directed to such Party or its affiliates. Each Party, however, shall notify the other Party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any Study or Project of Sponsor in which CRO is providing Services. During any such inspection or inquiry, the Parties agree to make reasonable efforts to disclose only the information required to be disclosed. Sponsor agrees that it shall not disclose to any third party any information ascertained by Sponsor in connection with any such audit or examination, except to the extent required by law or regulation or in the exercise of its rights under this Agreement or a pertinent IPA.

8.4          Relationship with Investigators.

(a)                If CRO will be obligated to contract with investigators or investigative sites (collectively, “Investigators”) then CRO will use its local clinical trial agreement form, subject to review, modification and approval by Sponsor (“Local CTAs”) that have developed for use in specific countries based on local requirements. In countries where required, Local CTAs will be prepared in the local language, or the English language where permitted and appropriate, unless an industry-standard form is required in the country in question or a site-specific form is required by a site that has been selected. CRO will make available to Sponsor any applicable Local CTAs, industry-standard forms, site-specific forms for inspection and approval by Sponsor prior to use, and CRO shall promptly transmit to Sponsor copies of all such executed documents. If an Investigator insists upon any material changes to any provisions that directly affect Sponsor (confidentiality, intellectual property, liability, indemnification, publication, protocol compliance and inspections), then CRO shall submit the proposed change to Sponsor, and Sponsor shall review, comment on and/or approve such proposed changes within ten (10) working days, if at all. If the forms specified above, or any changes approved by Sponsor, differ from the terms of this Agreement (including, but not limited to, provisions allowing an Investigator to publish results or data that CRO is prohibited from revealing), then CRO shall have no liability for any such provisions or changes.

(b)               The Parties acknowledge and agree that, except as to employees of CRO or its affiliates, Investigators shall not be considered the employees, agents, or subcontractors of CRO. All Investigators shall exercise their own independent medical judgment. CRO’ responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement.

(c)                If CRO will be paying Investigators on behalf of Sponsor, the Parties will agree in the pertinent IPA as to a schedule of amounts to be paid to Investigators. Sponsor acknowledges and agrees CRO will only pay Investigators from advances or pre-payments received from Sponsor for Investigators’ services, and that CRO will not make payments to Investigators prior to receipt of sufficient funds from Sponsor. Sponsor acknowledges and agrees that CRO will not be responsible for delays in a study or Project to the extent that such delays are caused by Sponsor’s failure to make adequate prepayment for Investigators’ services. Sponsor further acknowledges and agrees that payments for Investigators’ services are pass-through payments to third parties and are separate from payments for CRO Services. Sponsor agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator or it has terminated a site.

8.5          Third Party Agreements and Indemnifications.

(a)                If CRO will be obligated to enter into agreements with investigative sites or any other third parties, including, but not limited to: Data Monitoring Committees / Data Safety Monitoring Boards, Clinical Events Committees / Endpoint Adjudication Committees, independent laboratories, Advisory Boards, carriers or delivery services, or to arrange on a pass-through basis for third parties to provide services other than those provided by CRO, such as clinical supplies, packaging, preclinical research and pharmaceutical sciences, (collectively, “Third Parties”), such Third Parties shall be independent contractors and shall not be considered the employees, agents, or subcontractors of CRO or Sponsor. Sponsor shall pay CRO for its reasonable time and expenses in negotiating and administering any such Third Party Agreements and supporting Sponsor-requested compliance requirements. If such Third Parties request an indemnification for loss or damage caused by the Sponsor’s Project, then Sponsor shall provide such indemnification directly to the Third Party, but only on terms acceptable to Sponsor. CRO shall not sign such indemnifications on Sponsor’s behalf unless Sponsor has expressly authorized CRO to act as its agent for such purpose or has given CRO a written power of attorney to sign such indemnifications.

(b)               Furthermore, some countries require that the local representative must indemnify sites for harm caused by the study drug or otherwise assume primary responsibility for harm caused by the study drug. Those countries are currently Singapore, Australia, Indonesia, Korea, Taiwan, China, India, New Zealand and Mexico (if IMSS sites are used). If Sponsor requests that CRO serve as its local representative in such countries, the Parties must negotiate and enter into a Local Representative Agreement, either as part of the pertinent IPA or as a stand-alone agreement. In addition, if Sponsor is not based in the European Union (“EU”) and services will be performed in the EU, Sponsor may request that CRO serve as its Legal Representative in the EU, and, if CRO agrees, the Parties will negotiate and enter into a separate agreement specifying the terms of such legal representation.

8.6          Sponsor Rules and Procedures. While on Sponsor’s premises, if applicable, CRO agrees to comply with Sponsor’s then-current access rules and procedures, including those procedures pertaining to safety, confidentiality and security.

8.7          Federal Healthcare Eligibility. CRO represents and warrants that neither it, nor any of its employees, agents, vendors, consultants or other representatives, have been convicted of an offense related to healthcare or listed by a federal agency as debarred, excluded, or otherwise ineligible for federal program participation. CRO shall promptly notify Sponsor in writing, but in no event later than two (2) business days, if CRO, or any of its personnel performing Services hereunder, become excluded from any federal healthcare program during the term of this Agreement. Upon receipt of such notification, CRO shall immediately become ineligible to perform Services under this Agreement and Sponsor shall have the right to immediately terminate this Agreement.

8.8          Formulary and Committee Membership Disclosures. During the term of this Agreement, if CRO (or any of its personnel performing Services hereunder) is a member of a committee that sets formularies or develops clinical guidelines affiliated with any healthcare institute, medical committee or other medical or scientific organization (collectively, “Committee”), CRO agrees to disclose to the Committee the existence of its relationship with Sponsor without breaching any of its confidentiality obligations under this Agreement. CRO also agrees to make such disclosures for a period of two (2) years following the expiration or termination of this Agreement.

8.9          Healthcare Law Compliance. CRO agrees that reimbursement of expenses is limited to the terms of this Agreement, including all IPA(s). CRO further agrees that in furtherance of performing the Services, it shall not pay for any portion of a business meal with any third party, including any healthcare professional. Payment of a business meal that is part of a planned, pre-approved event and that is attended by CRO (or representative of CRO), a representative of Sponsor and one or more healthcare professionals, shall be the responsibility of Sponsor; provided that such business meals are: (a) be in connection with a substantive educational or business discussion relating to Sponsor products; (b) be modest in cost by local standards where the meal occurs, but in no event shall such business meal exceed $150.00 per person; (c) occur at an appropriate venue; (d) not include such healthcare professional’s spouse or guests; (e) not include entertainment; and (f) not be an inducement or reward to such healthcare professional(s) for prescribing, purchasing or recommending Sponsor products.

8.10       Anti-Bribery. CRO shall comply with all applicable anti-bribery laws and regulations, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act of 2010, as amended and shall not cause Sponsor to be in breach of any of the anti-bribery laws and regulations in the countries where Sponsor operates. Without limiting the generality of the foregoing, in performing the Services, neither CRO nor any of its officers, directors, employees, agents or other representatives will pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office, or to any other company, person or entity, corruptly for the purpose of (a) influencing any act or decision of that person in his/her official capacity, including a decision to fail to perform his/her official functions with such governmental agency or instrumentality or such public international organization, or such political party, or any other company, person or entity, or to perform such functions improperly; (b) inducing such person to use his/her influence with such governmental agency or instrumentality or such public international organization or such political party, or any other company, person or entity to affect or influence any act or decision thereof; or (c) securing any improper advantage.

9.            Mutual Indemnification. Each Party (the “Indemnifying Party”) agrees to defend the other Party, its affiliates and each of their respective officers, directors, employees, contractors and agents (each an “Indemnified Party”) from and against any action, claim, suit, investigation or other proceeding brought by a third party (a “Claim”) to the extent such Claim results from the Indemnifying Party’s breach of this Agreement or an IPA or the negligence, willful misconduct or fraud or violation of law on the part of the Indemnifying Party, its officers, directors, employees, agents or other representatives in connection with this Agreement. The Indemnifying Party will indemnify and hold harmless the Indemnified Party from any liabilities, losses, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys’ fees and costs of defense) incurred by or levied against such Indemnified Party as a result of such Claim.

If the Indemnified Party seeks indemnification under this Section 10 with respect to a Claim, the Indemnifying Party’s obligations are conditioned upon the Indemnified Party: (a) providing written notice to the Indemnifying Party of any Claim within thirty (30) days after the Indemnified Party has knowledge of such Claim (except that failure to timely provide such notice will relieve the Indemnifying Party of its obligations only to the extent the Indemnifying Party is materially prejudiced as a direct result of such delay); (b) giving the Indemnifying Party sole control over the defense thereof and any related settlement negotiations; and (c) cooperating and, at the Indemnifying Party’s request and expense, assisting in such defense. Notwithstanding the foregoing, the Indemnified Party may participate at its own expense in the defense and any settlement discussions, and will have the right to approve any settlement agreement that involves an admission of fault by the Indemnified Party or imposes non-monetary obligations on the Indemnified Party; provided, however, that such approval will not be unreasonably withheld.

10.          Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR EXEMPLARY, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, ARISING FROM OR RELATING TO THE AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY TO EACH PARTY’S (A) BREACH OF SECTION 4 (CONFIDENTIALITY); (B) BREACH OF SECTION 7 (OWNERSHIP AND INVENTIONS); (C) INDEMNIFICATION OBLIGATIONS; OR (C) RECKLESSNESS, INTENTIONAL MISCONDUCT OR FRAUD. THE PARTIES FURTHER AGREE THAT THE MAXIMUM LIABILITY UNDER THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM OR NATURE OF DAMAGES, SHALL EXCEED THE TOTAL VALUE OF SERVICES PROVIDED BY DAVA TO AROG HEREUNDER.

11.          Audits. During the term of this Agreement and for one (1) year thereafter, Sponsor’s authorized representative(s) and governmental regulatory authorities, to the extent allowed by law, shall be permitted to inspect and audit CRO’s premises, records, processes and computing and/or network equipment, software and systems used by CRO in connection with this Agreement or any IPA, for quality assurance purposes and to confirm CRO’s compliance with the terms of this Agreement and each IPA. Any such Sponsor audit will be conducted at Sponsor’s sole expense, during CRO’s regular business hours and upon reasonable prior notice to CRO. In the event an audit reveals CRO’s noncompliance, CRO shall immediately implement appropriate corrective action at CRO’s expense. CRO’s failure to timely implement such corrective action shall constitute a material breach of this Agreement and result in Sponsor having the right to immediately terminate this Agreement and/or the applicable IPA(s) upon written notice to CRO.

12.          Insurance. CRO, at its sole cost and expense, will maintain the following insurance coverages: (a) general liability insurance with limits of at least $5,000,000 per occurrence and $10,000,000 annual aggregate, which coverage must include bodily injury, personal injury and broad form property damage; (b) auto/vehicle liability insurance with limits of at least $300,000 per occurrence, which coverage must include bodily injury, personal injury and broad form property damage; and (c) workers’ compensation insurance compliant with the applicable state’s compensation laws. In addition, (i) if the Services being performed by CRO under this Agreement include professional services, then CRO, at its sole cost and expense, will maintain professional liability or errors and omissions insurance with limits of at least $5,000,000 per claim and $5,000,000 annual aggregate; (ii) if CRO receives, handles or stores any Study Drug or Study equipment at its location(s), CRO will maintain property insurance with limits of at least $500,000 per occurrence. CRO will list Sponsor as an “additional insured” on its general liability policy and will furnish to Sponsor, upon request, certificates of insurance and such other documentation evidencing such policies. All of said certificates under this Section will include a provision whereby thirty (30) days’ notice must be received by Sponsor prior to coverage cancellation by CRO or the applicable insurer.

13.	MISCELLANEOUS.

13.1        Governing Law. This Agreement shall be governed by the internal laws of the State of Texas without regard to conflicts of law principles. The Parties irrevocably submit and consent to jurisdiction in the State of Texas, venue in Dallas County, Texas and waive any right they may have to seek any change of jurisdiction or venue.

13.2        Dispute Resolution.

The Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement to be first submitted to mediation with a mediator mutually selected by the Parties.

If such mediation is unsuccessful, the dispute shall be brought by a Party in such Party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding and (b) shall be submitted to final and binding arbitration before JAMS (formerly Judicial Arbitration and Mediation Services), or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either Party may commence the arbitration process called for in this Section by filing a written demand for arbitration with JAMS, with a copy to the other Party. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The Parties will cooperate with JAMS and with one another in selecting a single arbitrator from JAMS’ panel of neutrals, and in scheduling the arbitration proceedings, which shall take place in Dallas County, Texas and in the English language. The Parties agree that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this Section may be enforced by any Court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

13.3        Assignment. Without the prior written consent of Sponsor, which shall not be unreasonably withheld or delayed, CRO shall not assign any of its rights, interests or obligations hereunder (including by operation of law, merger, consolidation, sale of all or substantially all of its assets, or a change of control). Any assignment in violation of the preceding sentence shall be void and no assignment shall relieve CRO of any of its obligations under this Agreement. Sponsor may assign any of its rights in or interests hereunder.

13.4        Notices. Any notice required hereunder shall be in writing and deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) on the date such notice is received from any reputable courier service that provides tracking and written verification of delivery; or (c) on the date on which such notice is delivered by email, with confirmation that such email has been received and read.

If to CRO:	Taizoon Khokhar coo 5420 LBJ Freeway Ste. 745 Dallas, TX 75240 Email: tkhokhar@davaonc.com	With a Copy To: Chris Jackson Counsel 5420LBJ Fwy Ste. 745 Dallas, TX 75240 cjackson@davaonc.com
If to Sponsor:	Vinay Jain, M.D. Founder & CEO 5420 LBJ Freeway Ste. 410 Dallas, TX 75240 Email: vjain@arogpharma.com	With a Copy To: Edward McDonald Counsel 5420LBJ Fwy Ste. 410 Dallas, TX 75240 emcdonald(a)aroimharma.com

13.5        Force Majeure. Neither Party shall be liable for any breach of this Agreement or for any delay or failure of performance resulting from any cause beyond such Party’s reasonable control, including the weather, civil disturbances, terrorism, acts of civil or military authorities or acts of God. The Party claiming relief under this Section shall promptly notify the other Party in writing, but in no event later than ten (10) calendar days of the occurrence, should any such cause arise and shall promptly take steps to remedy any delay or failure in performance upon removal of the circumstances causing such delay or failure. If an event of force majeure occurs, the Party injured by the other’s inability to perform may elect one of the following remedies: (a) to terminate this agreement in whole or in part if such force majeure event has not been removed within thirty (30) days of occurrence; or (b) to suspend the Agreement, in whole or part, for the duration of the force majeure circumstances. The Party experiencing the force majeure circumstances shall cooperate with and assist the injured Party in all reasonable ways to minimize the impact of force majeure on the injured Party, which may include locating and arranging substitute services if necessary.

13.6        Severability. If any provision of this Agreement is held by an arbitrator or court of competent jurisdiction to be void or unenforceable, such provision will be deemed modified and will be interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in full force and effect.

13.7        Waiver. Any waiver or failure to enforce any provision of this Agreement by either Party on one or more occasion shall not be deemed a waiver of any other provision or of such provision on any other occasion.

13.8        Construction. The headings used for the sections of this Agreement are for information purposes and convenience only and in no way define, limit, construe or describe the scope or extent of the sections. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that such word or variation thereof follows. The language used in this Agreement will be deemed to be the language chosen by the Parties to express the Parties’ collective mutual intent, and no rule of strict construction will be applied against any Party.

13.9        Entire Agreement. This Agreement, together with any each IPA and the schedules and exhibits, attached hereto, each of which is incorporated herein, collectively constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of this Agreement. Any alterations or amendments to this Agreement (including any handwritten changes) will be null and void except by an instrument in writing, signed by authorized representatives of both Parties.

13.10     Amendment. This Agreement may only be amended by the execution and delivery of a written instrument by or on behalf of each of the Parties hereto.

13.11     Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by email, portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of the paper document bearing the original signatures.

13.12     Further Assurances. Each Party shall execute and deliver to the other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request at any time for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

13.13     Remedies. Except as expressly set forth herein, the exercise of any remedies hereunder shall be cumulative and in addition to, and not in limitation of, any other remedies available to such Party at law or in equity.

[Signature Page Follows]

In Witness Whereof, this Agreement has been executed by the Parties hereto through their duly authorized representatives as of the Effective Date.

Arog Pharmaceuticals, Inc.		Daya Oncology, LP d/b/a DAVA CRO Services

By:	/s/ Vinay Jain, M.D., FACP	By:	/s/ Taizoon Khokhar
	Vinay Jain, M.D., FACP		Taizoon Khokhar
	Founder, CEO, and Executive Chairman		COO
Date:	June 12, 2012	Date:	June 12, 2018

EXHIBIT A

INDIVIDUAL PROJECT AGREEMENT
TO
CLINICAL RESEARCH ORGANIZATION
MASTER SERVICES AGREEMENT

Protocol Title

(insert study number(s)

THIS INDIVIDUAL PROJECT AGREEMENT (“IPA”) is effective [insert date] (the “Effective Date”) by and between [INSERT LEGAL NAME OF SPONSOR], having a principal place of business at[insert address] (“Sponsor”) and [CRO], with a principal place of business or address at [insert address] (“CRO”). Sponsor and CRO may be referred to herein individually as a “Party” or, collectively, as the “Parties”.

WHEREAS, Sponsor and CRO have entered into a Clinical Research Organization Master Services Agreement dated Date of MSA (the “Agreement”); and

WHEREAS, Sponsor and CRO desire to enter into this IPA to provide the terms and conditions upon which Sponsor may engage CRO to provide services, as described herein.

Now THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.       Study. Sponsor hereby retains CRO to provide certain services in connection with the Study entitled [insert name of Study as listed in the Protocol] (the “Study”) as governed by the protocol number: [Insert Protocol Number]for the Study (as may be amended from time to time, the “Protocol”).

2.       Scope of Services. Sponsor hereby retains CRO, and CRO agrees to perform the services (“Services”) outlined in the Scope of Services, attached hereto as Attachment A (“Scope of Services”), which when related to Investigators and Clinical Sites shall be performed in compliance with, and subject to, the conditions set forth in Attachment D. Any conflict between the contents of Attachment D and this Individual Project Agreement shall be governed by Attachment D.

3.       Term. The term of this IPA is # of years/months, commencing on and terminating on

4.       Transfer of Responsibilities. The Parties acknowledge and agree that certain obligations of Sponsor, as the sponsor of the Study, shall be transferred to CRO. The specific obligations transferred from Sponsor to CRO shall be specified in the Transfer of Responsibilities, attached hereto as Attachment Q. The responsibility for the Services is being transferred to CRO in accordance with 21 C.F.R. Section 312.52. Responsibilities and obligations not specifically transferred to or assumed by CRO shall be retained by Sponsor.

5.       Medical Coding Licensure. CRO shall maintain a current MedDRA or WHODrug dictionary terminology license when required by the scope of Services for the Study.

6.       Payment. For performance of the services, Sponsor will pay CRO a maximum amount of $amount, (“Maximum Amount”). Any amount in excess of the Maximum Amount requires Sponsor’s prior written approval. Payments will be made in accordance with the Financial Schedule attached hereto as Attachment B, and incorporated herein by reference. [If the currency is different from USD, it will then be based on the monthly average rate for the currency as published on www.oanda.com.] All invoices shall be submitted electronically to _______________ and include on all such invoices the following information:

*       Study#:

*       Sponsor Cost Center#:

*       Sponsor Account #:

*       Sponsor Invoice Contact:

*       Sponsor Contract#:

7.       Study Sites. CRO will use best efforts to assure that all study sites perform the Study in accordance with the Agreement.

8.       Primary Business Contacts.

CRO Contact: [name] Mailing Address: [address] Telephone Number: [phone] Email Address: [email]	Sponsor Contact: [name] Mailing Address: [address] Telephone Number: [phone] Email Address: [email]

9.       Transparency Reporting. Any payment or benefit provided to a healthcare professional or a teaching institution directly or indirectly on behalf of Sponsor must comply with (a) the policy and law for the country, region or state in which the healthcare professional/teaching institution resides and/or practices medicine , and (b) the specific requirements of any governmental agency which requires Sponsor to publicly report certain payments and benefits.

10.       Information Security and Privacy Compliance. With respect to Patient Identifiable Information as further detailed in the “Information Security and Privacy Compliance Addendum” attached hereto and incorporated herein by reference , CRO agrees to comply with such terms and conditions therein.

11.       Amendments and Conflicts. Any change this IPA shall be documented in a written amendment mutually agreed upon and executed by the Parties (an “Amendment”). Each Party acknowledges that an Amendment may necessitate a change in the delivery schedule and/or fees due under the IPA. No Amendment will be binding upon either Party until it is signed by the authorized representatives of both Parties. This IPA and Amendment will be governed by the terms of this Agreement. In the event of a conflict between the terms and conditions of the Agreement and those of this IPA or Amendment , the Agreement will control unless this IPA or Amendment (as the case may be) expressly refers to the Parties ‘ intent to alter the terms of the Agreement with respect to this IPA or Amendment (as the case may be).

12.       Entire Agreement. This IPA and any schedules and exhibits, attached hereto, of which are incorporated herein, and together with the Agreement, collectively constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties , written or oral, that may have related in any way to the subject matter of this IPA. Any alterations or amendments to this IPA (including any handwritten changes) will be null and void except by an instrument in writing, signed by authorized representatives of both Parties.

[Signatures on following page]

IN WITNESS WHEREOF, this IPA has been executed by the Parties hereto through their duly authorized representatives effective as of the Effective Date.

[Insert Legal Name Of Sponsor]	[CRO name]
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

ATTACHMENT A

Scope of Services

ATTACHMENT B

Financial Schedule

ATTACHMENT C

Transfer Of Responsibilities

ATTACHMENT D

Project Requirements

1.       Timeline. In performing the Project, CRO will use Commercially Reasonable Efforts to complete each activity comprising the Project (each, a “Project Activity”) by the date specified for each such activity on the timeline for the Project.

2.       Prohibition on Additional Studies. CRO shall not conduct any studies (in vitro or in vivo) of the Product that are not specified in the Protocol without Sponsor’s prior written consent.

3.       Clinical Site Agreements. CRO will enter into an agreement with each study site substantially in the form to be agreed upon by Sponsor as promptly as practical under the circumstances (each being a “Clinical Site Agreement,” upon execution of which, such proposed study site will be deemed a “Site”). If a proposed Site requires any material changes to an Sponsor approved form of Clinical Site Agreement, CRO will inform Sponsor. No such proposed changes shall be adopted until approved by Sponsor in its sole discretion. For clarity, each Clinical Site Agreement will expressly require during the period while it is effective that, among other things, the Site and Clinical Investigator comply with the following:

(a)       Responsibilities. Each of the Site and the Clinical Investigator will conduct the Protocol and perform all other responsibilities that are assigned to them in compliance with the Protocol, all Applicable Laws and the terms of this Agreement and this Attachment 4. Neither the Site nor the Clinical Investigator will conduct any studies (in vitro or in vivo) of the Product that are not specified in the Protocol without Sponsor’s prior written consent.

(b)       Ownership. Sponsor will be the exclusive and sole owner of and retain all right, title and interest in, to and under all materials and information, in any form, generated, developed or received as a result of or relating to the Project, including data, results, information, analyses, discoveries, inventions (whether or not patentable) (“Project Inventions”), know-how, reports, publications and any other materials arising out of the Project, specimens (to the extent ownership of specimens maybe conveyed under Applicable Law), the results of the testing of specimens and associated reports and materials generated during testing, including tapes, printouts, data sheets, images, and the like whether resulting from activities of the Clinical Investigators, the Site, or their respective Affiliates or contractors (the “Project Data Package”). Neither the Clinical Investigators nor the Site will sell, encumber, assign or transfer the Project Data Package or subject the Project Data Package to any mortgage, lien, pledge, security interest, conditional sales contract or any other encumbrance of any nature whatsoever.

(c)       Further Assurances.

(i)        Inventorship and authorship of Project Inventions will be resolved based on the Applicable Laws of the country to which such intellectual property relates as of the date that such invention or work of authorship is made. If a Clinical Investigator, a Site, or any of their employees, contractors or agents, is assigned or otherwise possesses ownership of any invention or work of authorship to which Sponsor is allocated ownership, such person will assign, and hereby does assign, and shall cause such Affiliates, employees, contractors and agents to assign, to Sponsor such invention and/or work of authorship and any and all intellectual property therein and will execute or cause to be executed any and all assignments and other lawful documents necessary to perfect or record Sponsor’s right, title and interest in and to such inventions.

(ii)       Neither the delivery of any information or materials to Sponsor hereunder, nor any provision of this Agreement, will be construed to grant the Clinical Investigator or Site any rights or license to use any intellectual property other than as necessary to comply with its obligations under the Clinical Site Agreement. Except as otherwise expressly permitted in the Clinical Site Agreement or the Protocol, neither the Clinical Investigator nor the Site may use, publish or otherwise disclose any Confidential Information or intellectual property delivered to either of them or arising as a result of their performance under the Clinical Site Agreement including, but not limited to, any of the Project Inventions or Project Data Package, without Sponsor’s prior written consent.

(d)       Confidential Information. Restrictions regarding the protection, use, disclosure, return and destruction of Confidential Information of, or provided directly or indirectly by, Sponsor no less burdensome than those provisions set forth in the Agreement.

(e)       No Inconsistent Obligations. The Clinical Investigator and Site shall represent and warrant that their performance in connection with this Agreement is not inconsistent with any of their other obligations.

(f) Integrity Matters. The Clinical Investigator and Site shall represent and warrant that they have not and will not, directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value to improperly or corruptly seek to influence any government official or any other person in order to gain an improper business advantage. Throughout the term of the Clinical Site Agreement, the Clinical Investigator and Site will be required to comply with the anti-bribery and anti corruption provisions in Section 8.10 of the Agreement.

(g) Debarment. Each Clinical Investigator and Site shall certify that neither of them nor their employees assigned to the Project, nor their Affiliates or contractors are debarred under subsections 306(a) or (b) of the U.S. Federal Food Drug and Cosmetic Act (US Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)), and that each of them has not and will not use in any capacity the services of any person debarred under this law to conduct the Trial. The Clinical Investigator and Site shall further certify that neither of them, nor any of their Affiliates in the United States, are excluded from any federal health care program, including but not limited to Medicare and Medicaid. The Clinical Investigator and Site will notify Sponsor immediately if either of these certifications needs to be amended in light of new information.

4.       Accreditation. CRO will require that the Site and the Clinical Investigators and other personnel working on the Project at each Site have (i) GCP and other appropriate training and experience to conduct the Project, including training with respect to the Protocol; (ii) access to an adequate number of subjects that satisfy the criteria in the Protocol to meet subject enrollment requirements for the Project; and (iii) any licenses, certifications and/or accreditations required by Applicable Laws. CRO will further require that the Clinical Investigators and any other personnel working on the Project at each Site understand the Protocol and their obligation to comply therewith and all Applicable Laws in conducting the Project.

5.       Financial Disclosure. CRO will require that the Clinical Investigators, any sub-investigators . research fellows, residents and associates), any laboratories used to test any Specimens and any others required by Applicable Law at each Site complete the financial disclosure document with respect to CRO and Sponsor; such financial disclosure document being in the form to be presented by Sponsor (the “Financial Disclosure Form”). For clarity, if any of the foregoing individuals do not complete such Financial Disclosure Form, such individuals may not participate in, or do any work in connection with, the Project.

6.       Subject Recruitment Plan. CRO will comply with the subject recruitment plan for the Project, which will be presented by Sponsor for recruiting subjects to participate in the Project. For clarity, prior to engaging in any recruiting activities, CRO will require that the applicable IRBs and/or other ethics committees approve any related materials and activities as required by Sponsor and all Applicable Laws.

7.       Informed Consent. CRO acknowledges that two separate informed consent documents will be required in connection with the Project: one informed consent document for tissue screening/biomarker analysis and one for the therapeutic clinical study comprising a portion of the Project. Such informed consent documents shall be subject to the approval of Sponsor. CRO will require that the informed consent of each subject is obtained in accordance with all Applicable Laws, including completion of the informed consent document; such informed consent documents will contain, among other things, statements for sample collection/retention and potential post analysis (collectively, “Informed Consent’’) (upon obtaining such Informed Consent, a prospective subject will be deemed a “Subject”). For clarity, the Informed Consent document that each Subject signs will expressly state that each Subject understands that Sponsor is providing support for the Project and will authorize disclosure of data and results related to the Project to Sponsor for any purpose, subject to all Applicable Laws. For clarity, CRO will not be required to obtain Sponsor’s prior written consent for any subsequent amendments that are not materially different than the form initially agreed upon by Sponsor or for translations of such form; provided that CRO will be solely responsible for requiring that any subsequent amendments and translations are not materially different from the form agreed upon by Sponsor. CRO will require that Informed Consent has been obtained from each Subject prior to administering the Product to each such Subject in accordance with the Protocol.

8.       Inclusion and Exclusion Criteria. CRO will not waive any exclusion or inclusion criteria specified in the Protocol, and shall require that no Clinical Investigator or Site do so.

9.       Parties’ Responsibilities. CRO shall provide to each Site and all applicable IRBs and other ethics committees a current copy of, and thereafter promptly provide any updates to, the Investigator’s Brochure.

10.       Data Management Plan. CRO will comply with the data management plan presented to it by Sponsor (the “Data Management Plan”). CRO shall not recruit subjects for the Project prior to being presented the Data Management Plan. CRO will hold any data collected in connection with the Project in one or more appropriate facilities with information security protections (including in accordance with all Applicable Laws) including (i) unique accounts for all operators; (ii) cancellation of an account when an employee or other personnel terminates employment; (iii) deactivation of an account when an employee or other personnel ceases working on the Project; (iv) required password changes at regular intervals; and (v) regular backups of electronic data. CRO will promptly provide, and will require that the Sites and such other permitted Third Parties, promptly following receipt thereof, provide data in connection with the Project to Sponsor.

11.       Specimens. Unless otherwise requested by Sponsor, CRO shall maintain possession and control of, and will test, store, and manage, all biological samples, tumor samples and tissue samples obtained during the conduct of the Project or the development of a companion diagnostic and any associated slides or blocks (collectively, “Specimens”). Some of the Specimens may be managed and stored at the Sites, as required by the relevant Clinical Project Agreements. Upon Sponsor’s request, CRO shall, or shall request the relevant persons to, promptly ship to Sponsor or its designee all or any portion of the Specimens. In addition, upon Sponsor’s request, CRO shall, or shall request the relevant persons to, provide Sponsor or its designees with reasonable access to and use of the Specimens. CRO will provide the Sponsor with Specimen collection logs upon request. The Parties acknowledge and agree that the relevant informed consents, the Protocol, and the relevant Clinical Project Agreements will need to contain appropriate terms and provisions in order for CRO to be able to comply with, and for Sponsor to be able to receive and use the Specimens in accordance with, the provisions of this Attachment 4 and accordingly, in discussing the form, content, terms and conditions of the relevant informed consents, the Protocol and the relevant Clinical Project Agreements, Sponsor and CRO will work together in good faith to include such appropriate terms and provisions in the relevant informed consents and the Protocol. Sponsor will discuss and adopt principles regarding the collection, storage and management of Specimens in order to give effect to this Attachment 4, such principles to include, among other things, a target number of samples per patient to be provided to Sponsor and its designees, principles relating to interactions with Sites and consortiums that may have access to samples and logistics of handling samples and providing samples to Sponsor and its designees, and such principles shall be commercially reasonable and practicable and consistent with Applicable Laws. The CRO and Sponsor acknowledge that efforts to maintain possession and control of, and the right to test, store, and manage Specimens as set forth in this Attachment 4 may not result in possession and control of Specimens or acquisition of rights with regard to all, substantially all, or even a substantial portion of the Specimens collected in the conduct of the Project.

12.       Audits. CRO will conduct quality oversight inspections and audits of the facilities and services of Sites, the Clinical Investigators and any other person providing services in connection with the Project in accordance with standard operating procedures approved by Sponsor (the “Auditing Plan”), and CRO will provide Sponsor with copies of all audit reports. Notwithstanding the foregoing, Sponsor will have the right, but not the obligation, to accompany CRO on any such audits. CRO will provide Sponsor with written notice of any upcoming audits to enable Sponsor to so participate. If Sponsor chooses to participate pursuant to the foregoing sentence, Sponsor will provide CRO with advance written notice thereof. For clarity, Sponsor’s participation in any auditing activities will not relieve CRO of its obligations hereunder and Sponsor will be limited to acting in a supporting capacity in any such audit.

13.       IRBs and Other Ethics Committees. CRO will be responsible for obtaining the approval of the IRBs and other ethics committees required prior to commencing, and during, the Project at every Site. CRO will require that IRBs and such other relevant ethics committees have current registrations and accreditations as required by Applicable Law and CRO will provide all ethics committees, including all IRBs, and regulatory authorities, with all necessary documentation prior to, and during the course of, the Project as required by Applicable Law. CRO will be solely responsible for responding to all queries from the IRBs and other ethics committees; provided that (a) Sponsor will make itself reasonably available to assist with any such queries and (b) if such query relates solely to the CMC information, the manufacturing dossier, Sponsor will prepare the applicable response, with a copy to be provided to CRO.

14.       Worker Safety. In conducting the Project, CRO will comply and will require compliance by Sites, Clinical Investigators and others providing services in connection with the Project with all applicable laws relating to environmental, health and/or safety matters. For clarity, CRO will be solely responsible for requiring establishment of material and specimen handling guidelines and for requiring establishment of use of controls, including appropriate personal protective equipment, that minimize potential worker exposure, and requiring the appropriate training for workers who will be potentially exposed to the Product.

15        Project Duration. CRO will keep the Sites open, including continuing to dose Subjects with the Product as per the Protocol and conducting any follow-up work required, until __ months after first dosing of the last patient enrolled in the Project pursuant to the Protocol, unless such Site and/or Project has been earlier terminated pursuant to the terms hereof (the “Completion Date”). As the Project is completed or otherwise terminated at each Site, CRO will close out the Project as specified in the Protocol, including performing all Subject follow-up and providing Sponsor with all data not provided as of such close out date, copies of any previously undelivered audit reports and the clinical study report as well as an any supplements thereto, the end of Project notice and such documents or other data as Sponsor may request and which have not been previously provided. For clarity, copies of documents, including any case report forms and the project master file, will not be transferred to Sponsor as of the relevant Completion Date, but will be made available and/or transferred to Sponsorr upon Sponsor’s request, or at Sponsor’s option, destroyed (provided that such destruction is in compliance with ICH guidelines and provided that no documents will be destroyed unless CRO first notifies Sponsor and provides Sponsor a reasonable opportunity to request delivery of such documents to Sponsor or its designee). Notwithstanding the foregoing, CRO will not provide Sponsor with any Personally Identifiable Information.

16.       Pharmacovigilence. CRO agrees not to enter in to any clinical activity implicating pharmacovigilance obligations for the Product prior to execution of a pharmacovigilance agreement presented by Sponsor.

17.       Storage and Handling. CRO and Sponsor will comply, and CRO will require that all Sites, Clinical Investigators and any other persons providing services in connection with the Project comply with all applicable laws pertaining to the storage, handling, disposal and transfer of the Product and each of the foregoing assumes sole responsibility for its violation thereof.

18.       Accounting. To permit Sponsor to monitor compliance with Sponsor’s anti-bribery and anti corruption policies and procedures, CRO will maintain complete and accurate accounting records related to this Agreement in accordance with generally accepted accounting principles. CRO will retain such records for three (3) years after the earlier of expiration or early termination of this Agreement.

19.       Project-Related Records. Except as otherwise provided herein, CRO will maintain complete and accurate records related to the Project for a minimum of five (5) years following the later of (1) the time period required by Applicable Law or (2) the earlier of expiration or termination of this Agreement.

20.       Governmental Inspections. If any governmental authority notifies CRO, or CRO becomes aware, that any such regulatory authority intends to inspect, audit, or investigate CRO or take any regulatory action in connection with a Site or the Project or its obligations hereunder, CRO shall notify Sponsor within twenty-four (24) hours of receipt of such notice or becoming so aware. If not prohibited by any Applicable Laws, Sponsor may be present during, and witness, any such inspection, audit, investigation or regulatory action. CRO will cooperate with the applicable governmental authority in such inspections, audits, and investigations and will maintain the records related to the Project and this Agreement in a way that facilitates such activities.

21.       General Right. Upon reasonable notice and during regular business hours, but not more than once in any twelve month period (other than with respect to for cause audits), Sponsor or a third party designated by Sponsor may inspect CRO’s facilities and may audit CRO’s records, excluding accounting records, to the extent such facilities are used with respect to the Project or such records relate to the Project. CRO will make all such records available and will provide reasonable assistance in each such inspection and/or audit. Sponsor’s right to so audit CRO will continue for the retention periods with respect to items retained by CRO.

22.       For Cause Audits. If Sponsor has a reasonable basis to believe that the Project is not being, or has not been, performed, in compliance with this Agreement or the Protocol, Sponsor may schedule an inspection and audit of CRO, excluding accounting records, with fourteen (14) days advance notice. If Sponsor has a reasonable basis to believe that such continuing noncompliance will likely affect the health or safety of subjects, such inspection and audit may be conducted with three (3) day advance notice. For cause audits and audits to ascertain implementation of an Audit Remediation Plan shall not be subject to the limitation on frequency of audits set forth elsewhere in this Attachment 4.

23.       Return of Confidential Information. Except as otherwise provided herein, upon expiration or earlier termination of this Agreement, all Confidential Information (including any copies thereof) in written or other tangible form will, at the disclosing Party’s discretion, be returned to the disclosing Party or destroyed by the receiving Party (with such destruction being certified in writing by an authorized officer of the receiving Party), except (i) one (1) copy of each document may be retained by the receiving Party solely to ascertain any ongoing rights and responsibilities with respect to such Confidential Information, and (ii) the receiving Party will not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by such receiving Party.

24.       Publications. Neither the Sites nor the Clinical Investigators may publish, or present for publication, any document, information, or paper regarding the Project without the prior review and consent of Sponsor. In the event that the Site or the Clinical Investigator wishes to make any publication or presentation, the Site or the Clinical Investigator will submit the draft of such publication or presentation to Sponsor for review and comments by it at least thirty (30) days prior to the date this draft is presented to the editors for publication or to a program committee for review, or prior to publication or presentation. Sponsor will have the right to require amendments to, or postponement of, the publication or presentation on reasonable grounds. For clarity, such reasonable grounds will include (a) delaying disclosure for a period of time as determined by Sponsor to permit the filing of any patents relating thereto; (b) limiting such publication or presentation to the data and results from the Site with which the Clinical Investigator seeking to publish and/or present is affiliated; and (c) removing any information that Sponsor deems to be its Confidential Information. For the avoidance of doubt, any such publication or presentation will be considered a work for hire and any intellectual property pertaining thereto will be owned by Sponsor.

25.       Privacy.

(a)       In conducting the Project and performing its other obligations hereunder, CRO will comply and will require that each Site, Clinical Investigator and other person providing services in connection with the Project will comply with all applicable laws relating to privacy or data protection including requiring that all necessary (i) consents from Clinical Investigators, Subjects and any others from whom personally identifiable information will be received are obtained; (ii) regulatory notifications or registrations are filed; and (iii) approvals are obtained, prior to collection or transfer of any such personally identifiable information.

(b)       CRO will neither use any personally identifiable information obtained in connection with the Project for any purpose other than to conduct the Project pursuant to the terms hereof, nor process any personally identifiable information in a way that is incompatible with the purposes for which it was collected or is otherwise contrary to applicable laws.

26.       Integrity. CRO has not and will not, and will require that all Sites, Clinical Investigators and other persons providing services in connection with the Project have not and will not, directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper business advantage. Throughout the Term, CRO will comply with the anti-bribery and anti-corruption provisions in Section 8.10 of the Master Services Agreement which is incorporated herein by reference.

27.       Debarment and Exclusion. CRO certifies that neither it, nor its Affiliates, are debarred under subsections 306(a) or (b) of the U.S. Federal Food Drug and Cosmetic Act (US Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)), and that it has not and will not use in any capacity the services of any person debarred under this law to conduct the Project nor will it permit any Site or Clinical Investigator to do so. CRO further certifies that neither it, nor any of its Affiliates in the United States, are excluded from any federal health care program, including but not limited to Medicare and Medicaid, and it shall require each Clinical Investigator and Site to so certify. CRO will notify Sponsor immediately if either of these certifications needs to be amended in light of new information.

28.       Compliance with Applicable Law. CRO will comply with all applicable laws in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither CRO nor Sponsor will be required by this Agreement to take or omit to take any action in contravention of any Applicable Law, including any applicable national and international pharmaceutical industry codes of practices. Without limiting the foregoing, and notwithstanding any other provision of this Agreement, neither CRO nor Sponsor will be required to incur any expense in connection with any activity under this Agreement, that it reasonably believes, in good faith, may violate any Applicable Law (including any, applicable national and international pharmaceutical code of practice) or “corporate integrity” or similar agreement with any Governmental Authority to which it is a party.

29.       Covered Study. The Project is deemed to be a “covered study” for the purpose of the FDA regulation entitled “Financial Disclosure by Clinical Investigators” (“FDA Regulation”). CRO will coordinate submission from all Clinical Investigators engaged in the Project all relevant financial and other information (including details of equity interests in Sponsor or any of its associated companies) relating to such Clinical Investigators (and where relevant to have spouse, dependents and sub-investigators to disclose such relevant financial and other information to Sponsor) as required by Sponsor in order to comply with the FDA Regulation without delay and prior to Clinical Investigators involvement in the Project.